AMERICAN CONSUMERS, INC
                           NET INCOME PER COMMON SHARE

                                   EXHIBIT 11

                                                       THIRTEEN WEEKS ENDED
                                                    September 2,      August 28,
                                                            2000           1999
                                                  --------------   ------------

Net income (loss) for computing income (loss)
  per common share                                $        3,200   $    (22,339)
                                                  ==============   ============



Weighted average number of common shares
  outstanding during each period                         835,618        844,042
                                                  ==============   ============



Net income(loss) per common share                 $        0.004   $     (0.026)
                                                  ==============   ============